                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)*


                      CORPORATE REALTY INCOME FUND I, L.P.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                Depositary Units of Limited Partnership Interest
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   22003F107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                OCTOBER 25, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22003F107                   13G                    Page 2  of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        VANCE, TEEL & COMPANY, LTD.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Texas
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           300,326
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         300,326
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        300,326
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        Approximately 10.07%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22003F107                   13G                    Page 3  of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        VANCE CAPITAL CORPORATION
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           300,326
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         300,326
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        300,326
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Approximately 10.07%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

        CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22003F107                   13G                    Page 4  of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        ROBERT F. GOSSETT, JR.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           75,081.5
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         75,081.5
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        75,081.5
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Approximately 2.52%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22003F107                   13G                    Page 5  of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        PAULINE G. GOSSETT
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           75,081.5
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         75,081.5
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        75,081.5
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Approximately 2.52%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)     Name of Issuer:

     The issuer is Corporate Realty Income Fund I, L.P., a Delaware limited partnership (the "Issuer").

Item 1(b)     Address of Issuer's Principal Executive Offices:

      The principal executive offices of the Issuer are located at 475 Fifth Avenue, New York, New York 10017.

Item 2(a)     Name of Persons Filing:

      This statement is being filed by a group consisting of Vance, Teel & Company, Ltd., a Texas limited partnership ("VTC"), Vance Capital Corporation, a New York corporation ("VCC") that is the sole general partner of VTC, Robert F. Gossett, Jr. ("RFG"), the individual general partner of the Issuer, President and Director of the general partner of the Issuer, and Managing Director of VCC, and Pauline G. Gossett ("PGG" and, collectively with VTC, VCC and RFG, the "Filers"), Secretary of the general partner of the Issuer and a Director of VCC. None of VCC, RFG, and PGG own any of the Issuer's Depositary Units of Limited Partnership Interest ("Units"). VCC, RFG, and PGG are filing this Schedule 13G only because they indirectly control the power to vote and dispose of the Units owned by VTC. Attached hereto as Exhibit 2(a) is an Agreement among the Filers regarding filing a single Schedule 13G.

Item 2(b)     Address of Principal Business Office or, if None, Residence:

      Each of the Filers has its principal business office at 406 East 85th Street, New York, New York 10028.

Item 2(c)     Citizenship:

      VTC is a Texas limited partnership, VCC is a New York corporation and RFG and PGG each are United States citizens.

Item 2(d)     Title of Class of Securities:

      Depositary Units of Limited Partnership Interest.

Item 2(e)     CUSIP Number:         22003F107

Item 3 If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check whether the Person Filing is a:

      (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;

      (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act;

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

      (d) [_] Investment company registered under Section 8 of the Investment Company Act;

      (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4        Ownership:

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)     Amount beneficially owned:

              1.  VTC - 300,326 Units;

              2. VCC - 300,326 Units. This consists solely of the Units owned by VTC;

              3. RPG - 75,081.5 Units. This represents RFG's 25% interest in VTC and excludes the beneficial interests of PGG (RFG's wife) and RFG's two adult children, as to which RFG disclaims beneficial ownership; and

              4. PGG - 75,081.5 Units. This represents PGG's 25% interest in VTC and excludes the beneficial interests of RFG (PGG's husband) and PGG's two adult children, as to which PGG disclaims beneficial ownership.

      (b)     Percent of class:

              1.  VTC - Approximately 10.07%;

              2.  VCC - Approximately 10.07%;

              3.  RFG - Approximately 2.52%; and

              4.  PGG - Approximately 2.52%

      (c)     Number of shares as to which such person has:

      (i)     Sole power to vote or to direct the vote: A. VTC - 300,326;
              B.  VCC - 300,326; C. RFG - 75,081.5; D. PGG - 75,081.5.

      (ii)    Shared power to vote or to direct the vote:   0

      (iii)   Sole power to dispose or to direct the disposition of:
              A. VTC - 300,326;  B. VCC - 300,326;  C. RFG - 75,081.5;
              D. PGG - 75,081.5.

      (iv)    Shared power to dispose or to direct the disposition of:  0

     Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5        Ownership of Five Percent or Less of a Class:

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

     Instruction. Dissolution of a group requires a response to this item.

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

      Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

      Not Applicable.

Item 8        Identification and Classification of Members of the Group:

     As described in Item 2(a) above, this statement is being filed by a group consisting of VTC, VCC, RFG, AND PGG.

Item 9        Notice of Dissolution of Group:

      Not Applicable.

Item 10  Certifications:

      By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  November 8, 2000                    VANCE, TEEL & COMPANY, LTD.

                                            BY: VANCE CAPITAL CORPORATION,
                                                General Partner


                                            BY: /s/ Robert F. Gossett, Jr.
                                                --------------------------------
                                                Robert F. Gossett, Jr., Managing
                                                Director


Dated:  November 8, 2000                    VANCE CAPITAL CORPORATION


                                            BY: /s/ Robert F. Gossett, Jr.
                                                --------------------------------
                                                Robert F. Gossett, Jr., Managing
                                                Director



Dated:  November 8, 2000                        /s/ Robert F. Gossett, Jr.
                                                --------------------------------
                                                Robert F. Gossett, Jr.


Dated:  November 8, 2000                        /s/ Pauline G. Gossett
                                                --------------------------------
                                                Pauline G. Gossett